Exhibit 99.1

PRESS RELEASE - September 6, 2005

INVISA COMPLETES FINANCING TO EXPAND INTO NEW MARKETS

Sarasota, FL, September 6, 2005 -Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company that has commercialized patented presence- sensing technologies, announced today that it has received a $1 million dollar investment from institutional investors with the potential of receiving an additional $750,000 upon conversion of callable warrants. The investment is in the form of Series B preferred shares that are convertible into shares of common stock. The investors also received callable warrants to purchase an additional 2,500,000 shares of common stock at an exercise price of $.30 per share. Half of the $1 million dollar total has been funded and the remainder will be funded upon filing of a registration statement. For details regarding this funding see Form 8-K filed by the company on this date.

Ascendiant Securities, LLC, of Irvine, CA, served as placement agent in the transaction.

According to Invisa’s CFO, Edmund King, “We believe that this financing will fund our operations for the foreseeable future and beyond next year. With this financing we consider Invisa to be in a strong cash position. Since mid April 2005, we have reduced the cash used in operations by approximately 50% below previous levels.”

Carl Parks, our COO, stated, “Invisa has never been better prepared for growth. We are experiencing a robust market for our safety products which, we believe is in part a result of manufacturers, dealers, distributors, consultants and, of course, end users increasingly recognizing the unique capability of our SmartGate® brand safety systems to meet the emerging expectation for safety throughout the parking gate industry. We believe that our relationships with manufacturers of parking gates and other market professionals will continue to be reflected as a growing percentage of our sales.”

Invisa’s acting President, Steve Michael, stated “This financing was a necessary step to complete Invisa’s recovery from the cash shortage and management change reported in April of this year. I want to join with all stockholders in recognizing that our recovery from these disruptive events is attributable to the hard work and commitment of our employees and current management team. Additionally, we recognize the support and patience of our stockholders. We consider this financing to be recognition of Invisa’s performance since April as well as a vote of confidence in our technology and our business plan. We believe that this financing will strengthen our entry into the security market in the 4th quarter of this year when we plan to introduce our new museum security product. Further, we expect it to facilitate our energetic new product development and introduction strategy”

About Invisa: Invisa’s versatile, reliable, compact next -generation presence- sensing solutions are targeted to the multi-billion dollar global electronic life safety and security markets. InvisaShield™ technology, an advanced implementation of capacitive sensing, is resistant to known methods of circumvention. It does not employ infrared, laser, ultrasound or microwave radiation. Used in security applications, InvisaShield technology can detect intruders who violate a sensing zone ranging from millimeters up to one meter. Invisa sensors have been in service at a major New England museum since April 2003.

Invisa’s SmartGate® safety systems incorporate the InvisaShield™capacitive -sensing technology which generates an invisible protective field that moves with and precedes the potentially hazardous leading edge of powered gates, garage doors, sliding doors and other powered closures. A video of SmartGate in action can be viewed at www.invisa.com.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,”“believes,”“estimates,”“expects,”“plans,”“intends,”“potential” and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Factors which may cause such differences include the company’s ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the Company’s SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

For information on SmartGate® Products or the patented InvisaShield™ Technology visit www.invisa.com or call 941.355.9361.